Exhibit 99.1

SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2018 and 2017

And

For The Years Ended

December 31, 2018, 2017, and 2016

* * * * * * *

TABLE OF CONTENTS

Financial Statements:	Page

Independent Auditor’s Report	2

Consolidated Balance Sheets	3 - 4

Consolidated Statements of Operations	5

Consolidated Statements of Changes in Members’ Deficit	6

Consolidated Statements of Cash Flows	7 - 8

Notes to Consolidated Financial Statements	9 - 24

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2018, 2017 and 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years ended December 31, 2018, 2017 and 2016, in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle
As described in Note B to the financial statements, the Company adopted ASC 606, Revenue from Contracts with Customers, related to the occupancy agreements with residents and costs incurred by the Company to obtain those contracts. Our opinion is not modified with respect to that matter.

/s/Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 14, 2019

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2018 and 2017

ASSETS

	2018	2017
Current Assets
Cash	$2,594,361	$3,113,789
Restricted Cash	3,453,283	55,000
Occupancy Fee Deposits in Escrow	2,012,490	2,369,451
Accounts Receivable, Net	2,628,958	2,838,067
Accounts Receivable - Other	381,678	845,553
Current Portion of Deferred Commissions	2,145,953	—
Prepaid Expenses and Other Current Assets	943,438	1,121,226
Total Current Assets	14,160,161	10,343,086

Property and Equipment
Construction and Renovations in Progress	344,580	424,985
Leasehold Improvements	41,946,620	35,786,608
Site Improvements	307,725	231,236
Furniture, Fixtures and Equipment	1,672,399	1,367,061
Automobiles and Golf Carts	2,494,130	2,651,324
Total Property and Equipment	46,765,454	40,461,214
Less Accumulated Depreciation	(9,826,050)	(6,373,856)
Property and Equipment, Net	36,939,404	34,087,358

Other Assets
Utility Deposits	19,755	19,755
Deferred Commissions, Net	4,368,260	—
Lease Deposit	10,500,000	10,500,000
Goodwill	83,975,668	83,975,668
Total Other Assets	98,863,683	94,495,423

TOTAL ASSETS	$149,963,248	$138,925,867

See Independent Auditor's Reports and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)
December 31, 2018 and 2017

LIABILITIES AND MEMBERS' DEFICIT

	2018	2017
Current Liabilities
Accounts Payable	$7,591,466	$3,393,811
Accounts Payable - Related Parties	—	16,643
Monthly Service Fees Received in Advance	1,144,434	1,796,195
Accrued Expenses	10,439,403	9,003,738
Resident Deposits	608,335	756,463
Current Portion of Deferred Revenues	10,799,765	10,574,089
Current Portion of Notes Payable	186,227	204,644
Current Portion of Notes Payable - Related Parties	—	—
Total Current Liabilities	30,769,630	25,745,583

Long-Term Liabilities
Straight-Line Rent Payable - NHI	29,172,910	23,368,105
Line of Credit from NHI	1,900,461	616,476
Notes Payable, Net of Current Portion	358,663	408,172
Note Payable - Related Parties, Net of Current Portion	675,000	675,000
Deposits on Occupancy Agreements	3,636,146	6,298,766
Refundable Occupancy Fees	295,491,389	284,686,396
Deferred Revenues, Net of Current Portion	7,673,799	6,991,571
Distributions Payable	3,333,333	3,333,333
Total Long-Term Liabilities	342,241,701	326,377,819

Total Liabilities	373,011,331	352,123,402

Members' Deficit	(223,048,083)	(213,197,535)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$149,963,248	$138,925,867

See Independent Auditor's Reports and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Revenues
Service Fees	$113,675,780	$111,730,132	$93,753,373
Occupancy Fees Earned	14,910,424	13,006,419	10,981,394
Ancillary Income	1,420,991	1,389,094	1,278,555
Revenues, Net	130,007,195	126,125,645	106,013,322

Expenses
Operating Expenses	84,943,643	83,987,981	68,418,573
General and Administrative Expenses	11,070,590	12,128,253	10,749,057
Lease Expense	46,237,345	45,853,184	40,469,826
Depreciation and Amortization	3,909,085	2,918,535	1,801,977
Total Operating Expenses	146,160,663	144,887,953	121,439,433

Loss from Operations	(16,153,468)	(18,762,308)	(15,426,111)

Other Income (Expense)
Interest Income	83,732	67,362	59,814
Interest Expense	(257,939)	(433,634)	(780,788)
Gain on Sale of Assets	2,115	35,450	21,629
Other Income	—	—	20,958
Other Expense	(48,551)	(269,748)	(211,999)
Other Income (Expense), Net	(220,643)	(600,570)	(890,386)

Net Loss	$(16,374,111)	$(19,362,878)	$(16,316,497)

See Independent Auditor's Reports and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2018, 2017 and 2016

Balance at January 1, 2016	$(177,328,160)

Net Loss	(16,316,497)
Distributions to Members Paid or Accrued	(190,000)

Balance at December 31, 2016	(193,834,657)

Net Loss	(19,362,878)

Balance at December 31, 2017	(213,197,535)

Cumulative Effect of Change in Accounting Principle	6,523,563
Net Loss	(16,374,111)

Balance at December 31, 2018	$(223,048,083)

See Independent Auditor's Reports and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Cash Flows from Operating Activities
Net Loss	$(16,374,111)	$(19,362,878)	$(16,316,497)
Adjustments to reconcile net loss
to net cash provided by (used in) operations:
Depreciation and Amortization Expense	6,791,721	2,918,535	1,801,977
Amortization of Occupancy Fees	(14,910,424)	(13,006,419)	(10,981,394)
Provision for Bad Debt Expense	509,954	303,672	257,520
Gain on Sale of Assets	(2,115)	(35,450)	(21,629)
Expenses Paid Using Line of Credit	838,260	105,196	111,174
(Increase) Decrease in:
Accounts Receivable	(300,845)	(774,959)	(592,865)
Accounts Receivable - Related Parties	—	—	126,917
Accounts Receivable - Other	463,875	(730,222)	(50,483)
Deferred Commissions	(2,873,285)	—	—
Prepaid Expenses and Other Current Assets	177,788	(345,038)	489,392
Lease Deposits	—	(450,000)	(50,000)
Increase (Decrease) in:
Accounts Payable	4,197,654	706,909	(721,650)
Accounts Payable - Related Parties	(16,643)	12,143	—
Monthly Service Fees Received in Advance	(651,761)	(212,041)	105,579
Accrued Expenses	1,435,665	(1,124,916)	880,138
Straight-Line Rent Payable - NHI	5,804,805	7,102,293	7,506,145
Resident Deposits	(148,128)	(522,141)	(95,367)
Deposits on Occupancy Agreements	(2,662,620)	17,739	(1,993,202)
Net Cash Used In Operating Activities	(17,720,210)	(25,397,577)	(19,544,245)

Cash Flows from Investing Activities
Additions to Property and Equipment	(6,586,162)	(7,067,360)	(13,769,650)
Cash Advances to Related Parties	11,365,734	(821,041)	457,548
Repayment of Cash Advances by Related Parties	(11,365,734)	821,041	(457,548)
Reimbursements Received from NHI	—	550,870	—
Net Proceeds from Sale of Assets	2,115	54,635	21,629
Net Cash Used in Investing Activities	(6,584,047)	(6,461,855)	(13,748,021)

See Independent Auditor's Reports and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Cash Flows from Financing Activities
Occupancy Fees Received	$54,627,893	$61,418,721	$53,957,516
Occupancy Fees Refunded	(28,004,572)	(27,052,046)	(18,199,364)
Proceeds from Notes Payable	—	293,246	276,482
Proceeds from Notes Payable - LLC Members	—	—	3,320,000
Principal Payments on Notes Payable	(209,746)	(159,170)	(108,462)
Principal Payments on Notes Payable - LLC Members	—	(3,320,000)	—
Proceeds from Line of Credit from NHI	1,333,373	1,567,309	10,823,987
Repayment of Line of Credit from NHI	(920,797)	(5,846,510)	(13,765,667)
Cash Advances from Related Parties	3,694,771	240,496	1,000,000
Repayment of Cash Advances from Related Parties	(3,694,771)	(240,496)	(1,000,000)
Distributions to Members	—	—	(619,545)
Net Cash Provided by Financing Activities	26,826,151	26,901,550	35,684,947

Net Increase (Decrease) in Cash and Restricted Cash	2,521,894	(4,957,882)	2,392,681

Cash and Restricted Cash at Beginning of Year	5,538,240	10,496,122	8,103,441

Cash and Restricted Cash at End of Year	$8,060,134	$5,538,240	$10,496,122

Supplemental Cash Flow Information:

Cash paid for interest expensed	$223,650	$328,438	$557,451
Cash paid for interest capitalized	—	—	$13,775

Significant non-cash transactions:
Acquisition of vehicles in exchange
for note payable	$141,820	—	$23,400

Interest accrued to note principal	$67,438	$153,031	$415,071

Draw on NHI line of credit applied to rent	$800,000	—	$601,588

Replace Note Payable to LLC Member with
Note Payable to Related Party	—	$675,000	—

Refinancing of note payable for vehicles	—	$184,088	—

Draw on NHI line of credit applied to acquisition for
Evergreen Woods Retirement, LLC	—	—	$976,023

See Independent Auditor's Reports and Accompanying Notes

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Senior Living Communities, LLC (the Company) was organized November 1, 2005 for the purpose of developing and operating continuing care retirement communities (CCRCs) located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

Consolidated Financial Statements - These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Evergreen Woods Retirement, LLC; Homestead Hill Retirement, LP; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Limited Liability Company / Income Taxes - The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company. The Company is no longer subject to income tax examinations by tax authorities for 2014 and prior years.

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Cash and Cash Equivalents - The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash. The Company had no cash equivalents during the years ended December 31, 2018, 2017 and 2016.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are reported net of an allowance for doubtful accounts. On a periodic basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts, based on its analysis of collectability as the receivables age. The allowance for doubtful accounts at December 31, 2018 and 2017 is $631,403 and $335,478 respectively.

Accounts receivable includes amounts due from third-party payors. Billings for services under third-party payor programs are recorded at amounts expected to be collected. Subsequent positive or negative adjustments are recorded when known. Contractual or cost related adjustments from Medicare are accrued when assessed. Gross amounts due from third-party payors at December 31, 2018 and 2017 are $3,279,430 and $2,836,341, respectively.

Inventory - Inventories are stated at cost determined on the first-in, first-out basis.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the life of the assets, are expensed currently. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the Consolidated Statements of Operations.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Commissions - The Company pays commissions on all occupancy agreements. The Company will occasionally provide move-in services or other incentives to residents to sign an occupancy agreement for independent living units. On January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, which requires all incremental costs of entering into contracts with customers to be recognized as an asset and amortized over the expected life of the contracts. The nonrefundable portion of occupancy fees received from independent living residents prior to moving into the community is earned over a five-year amortization period. The related costs are expensed on a straight-line basis over the same five-year amortization period. If a resident moves out prior to the end of the five-year period, the remaining costs will be expensed in the same period. Amortization of these costs is included in marketing expenses. Accumulated amortization of deferred commissions at December 31, 2018 is $2,882,636.

The Company expenses as incurred costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under FASB ASC 340, Other Assets and Deferred Costs, because these contracts are considered rental agreements that are renewed monthly.

Goodwill - The Company follows ASC 350 - Goodwill and Other Intangible Assets, and tests goodwill for impairment annually or whenever indicators of impairment arise. For the years ended December 31, 2018, 2017 and 2016, no impairment of goodwill was identified.

Compensated Absences - Employees of the Company are entitled to paid time off depending upon job classification, length of service, and other factors. The amount of paid time off earned but not taken by employees is recorded as a current liability on the Consolidated Balance Sheets. The amount reflects as of December 31, 2018 and 2017, all unused time off employees have earned at their current rate of pay that would be payable upon termination under Company’s payout policy. The applicable share of employer-related taxes payable on the eventual payments has not been accrued as it is not practicable for the Company to estimate. The Company’s policy is to recognize the employer-related taxes when the payment is made to the employee. Accrued paid time off at December 31, 2018 and 2017 is $1,495,742 and $1,488,770, respectively.

Self-Insurance - The Company self-insures health related claims for its covered employees up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported as of December 31, 2018 and 2017. Any subsequent changes in estimate are recorded in the period in which they are determined.

Master Lease Agreements - On December 17, 2014, the Company entered into a master lease agreement with National Health Investors, Inc. This master lease has an initial lease term that is set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. On November 8, 2017, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Evergreen, LLC for an additional community. This new lease has an initial lease term that is also set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

Straight-Line Rent Payable - NHI - Rent expense is recognized on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, is reflected as straight-line rent payable - NHI in the Consolidated Balance Sheets.

Advertising - Senior Living Communities, LLC and its subsidiaries expense advertising costs when the advertising first takes place. Consolidated advertising expenses for the years ended December 31, 2018, 2017 and 2016 are $1,251,357; $1,338,705 and $699,090, respectively.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments - ASC 820-10 defines fair value, establishes a three-level valuation framework and hierarchy for disclosure of fair value measurements. That framework prioritizes the inputs to valuation used to measure fair value of an asset or liability as of the measurement date. The hierarchy gives the highest priority to the lowest level of input that is significant to the fair value measurement. The three levels are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash, restricted cash, and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value based on Level 1 valuation.

Recent Accounting Pronouncements - In May of 2014 the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). In August of 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 to be effective for public entities with annual reporting periods beginning after December 15, 2017. Other entities are required to apply the new standard for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Under this new standard, entities are required to recognize revenue from contracts with customers as goods or services are provided under the terms of the contract, in amounts expected to be realized from the transfer. The Company adopted this standard on January 1, 2018, using the modified retrospective application to account for the change in accounting principle.

In February of 2016, the FASB issued ASU 2016-02, Leases, that replaces existing lease guidance under generally accepted accounting principles (GAAP) and will require companies to account for virtually all lease obligations by recording lease assets and lease liabilities on their balance sheets. The new pronouncement has an effective date for private companies for fiscal years beginning after December 15, 2019, requiring a modified retrospective application to the beginning of the earliest period presented. Early adoption is permitted. The Company is currently working on its implementation plan and expects a material increase in both its assets and its liabilities as a result of implementation.

In November of 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, a consensus of the FASB Emerging Issues Task Force. This ASU addresses the classification and presentation of changes in restricted cash on the Statement of Cash Flows. The amendment requires that the Statement of Cash Flows explain the change during the period presented in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendment is effective for fiscal years beginning after December 31, 2017, with early adoption permitted. The Company elected to adopt this standard for the year ended December 31, 2017.

In January of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing an implied fair value of goodwill under Step 2, the Company had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under this update, the Company is required to perform its annual goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount. The effective date of this ASU for public companies is for years beginning after December 31, 2019, and for all others for years beginning after December 31, 2020. Early adoption is permitted and is to be applied on a prospective basis. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and disclosures.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

ASC 606, Revenue from Contracts with Customers, related to the nonrefundable portion of occupancy fees received in advance associated with occupancy agreements with residents and costs incurred by the Company to obtain those contracts became effective January 1, 2018. In adopting ASC 606, the Company has made no changes to its method of recognizing revenues related to the nonrefundable portion of occupancy fees received in advance or to the monthly service fees and ancillary income recognized as services are provided to residents. The Company continues to recognize the nonrefundable portion of the occupancy fees received in advance on a straight-line basis over a five-year amortization period, which approximates the average length of residency of the independent living residents of all communities owned by Senior Living Communities, LLC.

Beginning January 1, 2018, the Company changed its method of accounting for commissions and other costs directly related to entering into occupancy agreements that require an advanced payment from independent living residents moving into the community. Because the Company expects to recover these costs from the revenues earned under the occupancy agreements signed with residents over a period of five years, the Company believes these costs fall within the definition in the new standard of incremental costs of obtaining a contract. The new standard requires these costs to be capitalized and amortized on a systematic basis that is consistent with fulfilling the Company’s performance obligations under the occupancy agreements. The Company records amortization as a marketing expense over the same five-year amortization period that it recognizes the revenue related to the occupancy agreements. If a resident moves out before the end of the five-year period, any unamortized costs related to that resident’s occupancy agreement are expensed.

The Company applied ASC 606 using the modified retrospective method applicable to all occupancy agreements requiring an entrance fee from a resident when the resident moves into the community. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior periods continue to be reported in accordance with legacy GAAP. The Company recorded a net change in beginning member’s deficit of $6,523,563 as of January 1, 2018 due to the cumulative effect of adopting ASC 606. The transition adjustment is the result of capitalizing commissions associated with the occupancy agreements with residents.

The effects on the Consolidated Balance Sheets resulting from the adoption of ASC 606 for the year ending December 31, 2018 are outlined below:

	As Reported	Legacy GAAP	Impact of 606
Deferred Commissions	$9,396,849	$—	$9,396,849
Accumulated Amortization of Deferred Commissions	(2,882,636)	—	(2,882,636)
Deferred Commissions, Net	$6,514,213	$—	$6,514,213

The effects on the Consolidated Statements of Operations resulting from the adoption of ASC 606 for the year ending December 31, 2018 are outlined below:

	As Reported	Legacy GAAP	Impact of 606
Operating Expenses	$84,943,642	$84,845,709	($97,333)
Loss from Operations	(16,153,467)	(16,055,534)	(97,333)
Net Loss	(16,374,110)	(16,276,177)	(97,333)

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE C - CASH AND RESTRICTED CASH

For purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows, cash and cash equivalents consist of cash and other highly liquid resources, such as investments in certificates of deposit and money market funds with an original maturity of three months or less when acquired.

The lease agreements with National Health Investors, Inc. require the Company to maintain certain escrow accounts. These restricted cash accounts are reported on the Consolidated Balance Sheets as current assets. In addition to the escrow accounts required by the leases, various states require certain deposits received from residents to be temporarily held in an escrow account before it is available to be used in the Company’s operations. Additionally the Company has segregated certain resident monies from its operating cash.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets to the amounts shown in the Consolidated Statements of Cash Flows:

	2018	2017
Cash	$2,594,361	$3,113,789
Occupancy Fee Deposits in Escrow	2,012,490	2,369,451
Property Tax Account - Restricted Cash	3,296,994	—
Health Care Claims Account - Restricted Cash	156,289	55,000
Total Cash and Restricted Cash as shown in the Statements of Cash Flows	$8,060,134	$5,538,240

NOTE D - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep account arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by sweep transfers to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. At times the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

NOTE E - ACCOUNTS RECEIVABLE - OTHER

Several communities have experienced storm-related damages during the period. Claims submitted to insurance for these damages and at December 31, 2018 and 2017 total $158,409 and $334,668, respectively.

Under the First Amendment to Master Lease between Senior Living Communities, LLC and NHI-REIT of Seaside, LLC and the Second Amendment to Lease between Senior Living Communities, LLC and NHI-REIT of Evergreen, LLC dated August 24, 2018, the landlords have agreed to provide funds to the Company to make certain improvements, repairs, and renovations to the facilities. Total anticipated landlord funding to be provided for the improvements is $6,830,000, with specific amounts designated for each community. Costs incurred for improvements by the Company expected to be reimbursed under this arrangement at December 31, 2018 and 2017 total $223,269 and $510,855, respectively.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE F - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on the allocated portion of the construction line of credit. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements. Any interest charged after the unit has been capitalized is included in expense until the allocated construction advance is repaid.

NOTE G - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital as necessary. The maximum amount available to the Company under the agreement is $15,000,000 through December 31, 2019. Interest on the outstanding principal balance of the loan shall accrue at a floating per annum rate of the Ten Year Treasury Note Rate (as published in the Wall Street Journal on the fifteenth (15th) day of each month or if the Wall Street Journal is not published on the fifteenth day of the month then the next publication day thereafter) plus six percent (6%). Commencing on February 1, 2015 and continuing on the first business day of each successive month thereafter, the Company shall pay to the landlord, (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period, and (b) any other amounts due under the Loan Documents. The Company shall have the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements, if the Fixed Charge Coverage Ratio for the trailing twelve month period of operation ending on the last day of such quarter is at least 1.00 to 1.00, in an amount equal to 75% of the amount by which the numerator of such ratio exceeds the denominator of such ratio. In addition, a principal payment of $10,000,000 shall be due and payable on December 31, 2019 and after that date the maximum principal amount of the Loan and any further draws shall be limited to the remaining $5,000,000 of the loan and may be used only for working capital or as otherwise approved by the landlord. Outstanding advances at December 31, 2018 and 2017 under this agreement are $1,900,461 and $616,476, respectively.

NOTE H - DEFERRED COMMISSIONS

The Company pays commissions and other move-in incentives directly tied to occupancy agreements that are signed with independent living residents and that require occupancy fees to be paid in advance. Management believes these are recoverable costs. Therefore, the Company has capitalized them as Deferred Commissions in the accompanying Consolidated Balance Sheets. These costs are amortized over the estimated period the Company will provide services to the residents and over which it earns the nonrefundable portion of occupancy fees received upon move-in. Based on the average residency of an independent living resident across all communities operated by Senior Living Communities, LLC, the Company expects this to be five years from the date the resident moves in. The related costs are expensed on a straight-line basis over the same five-year amortization period and included in marketing expenses in the accompanying Consolidated Statements of Operations. The Company recognizes an impairment loss for any unamortized costs related to a contract with a resident who moves out prior to the end of the five-year amortization period. The impairment loss is also recorded as amortization to marketing expense.

Amortization of deferred commissions is $2,882,636 for the year ended December 31, 2018.

Prior to January 1, 2018, the Company expensed as incurred all commissions and move-in incentives directly tied to occupancy agreements in accordance with ASC 954 - Health Care Entities.

The Company expenses as incurred all incremental costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under FASB ASC 340, Other Assets and Deferred Costs, because these contracts are considered rental agreements that are renewed monthly.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE I - NOTES PAYABLE

The following are the amounts outstanding as of December 31:
	2018	2017

A note payable to a financing company, monthly payments of $956, including interest imputed at 0.62%, all outstanding principal and interest due August 1, 2018, secured by a vehicle.	$—	$16,927

A note payable to a financing company, monthly payments of $1,116, including interest imputed at 10.8%, all outstanding principal and interest due November 1, 2018, secured by a vehicle.	—	12,041

Notes payable to a financing company, monthly payments of $3,058, including interest at 5.7%, all outstanding principal and interest due February 19, 2019, secured by vehicles.	6,072	42,635

A note payable to a bank, monthly payments of $1,226, including interest at 3.8%, all outstanding principal and interest due April 30, 2020, secured by a vehicle.	19,101	32,806

A note payable to a bank, monthly payments of $929, including interest at 4.65%, all outstanding principal and interest due February 12, 2021, secured by a vehicle.	22,934	32,766

A note payable to a bank, monthly payments of $438, including interest at 4.65%, all outstanding principal and accrued interest due February 12, 2021, secured by a vehicle.	10,809	15,443

An unsecured note payable to a related party, interest to accrue at the One Month LIBOR Index Rate plus 1% per annum, all outstanding principal and accrued interest due January 31, 2020.	675,000	675,000
A note payable to a financing company, monthly payments of $10,888, including interest at 4.51%, all outstanding principal and interest due October 30, 2021, secured by vehicles.	346,876	460,198

A note payable to a bank, monthly payments of $1,763, including interest at 4.20%, all outstanding principal and interest due November 13, 2022, secured by vehicles.	139,098	—
Total	1,219,890	1,287,816
Less amounts due within one year	(186,227)	(204,644)
Long-term notes payable	$1,033,663	$1,083,172

Future minimum payments under long-term notes payable as of December 31, 2018 are:

Year Ending
December 31	Amount
2019	$186,227
2020	853,360
2021	145,647
2022	34,656
2023	—
Thereafter	—
Total	$1,219,890

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE I - NOTES PAYABLE (Continued)

The Company is a co-borrower on the $346,876 note payable that is due October 30, 2021. The other borrowers are individually named subsidiaries of Senior Living Communities, LLC; Wellmore of Daniel Island, LLC whose member is WDI Parent, LLC, which has members in common with Senior Living Communities, LLC; Wellmore of Lexington, LLC, whose member is Wellmore, LLC, which has members in common with Senior Living Communities, LLC; and Stratford Retirement, LLC, which has members in common with Senior Living Communities, LLC. The total outstanding balance at December 31, 2018 and 2017, as recorded by all borrowers is $497,986 and $659,120, respectively. Each borrower has recorded its share of the loan balance based on its proportionate share of the cost of the vehicles that secure the loan. No borrower expects to incur any additional payments on behalf of any of the co-borrowers.

NOTE J - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents.

The Company offers three forms of occupancy agreements: The “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” The Company has also offered a “100% Minimum Refund Plan.” The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “60% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” occupancy agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero. For all of these plans, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

The community operated by Evergreen Woods Retirement, LLC also offers two additional forms of occupancy agreements: a “Traditional Plan” or a “Tailored Plan.” The “Traditional Plan” occupancy agreements provide for a refund of 90% or 70% of the occupancy fee paid by the resident, regardless of when the resident moves out. The “Tailored Plan” occupancy agreements provide for a repayment to the resident of 90% less 2% per month for each calendar month or fraction of a month from the date the resident paid the occupancy fee until the resident moves out. After forty-five months the refundable portion is reduced to zero. The refund obligation is usually due thirty days after a substitute resident has paid the Company the applicable occupancy fee. However, some of these occupancy agreements provide for the refund to be paid one year, eighteen months, or three years after the resident has moved out, even if the unit has not been reoccupied.

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC in 2010. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

Certain refund obligations are secured by mortgages from the landlord.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE K - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is nonrefundable. The nonrefundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. For “60% Minimum Refund Plans” and “Endowment Plans,” the deferred revenue is adjusted as amounts become nonrefundable under the terms of the occupancy agreements. Total nonrefundable occupancy fees to be recognized as revenue in future periods under existing occupancy fee contracts as of December 31, 2018 and 2017 are $18,473,564 and $17,565,660, respectively.

Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts.

NOTE L - LIABILITY INSURANCE

The Company maintains general liability and professional liability insurance policies with coverage and deductibles it believes are appropriate based on the nature of its business and its historical experience. The policies provide coverage on an occurrence basis and are subject to certain deductibles. The Company routinely reviews the adequacy of its insurance coverage and its accruals for any losses not covered by insurance.

The Company is the subject of certain lawsuits occurring in the normal course of business. Management, after consultation with legal counsel, does not believe that the outcome of these actions will have a material impact on the financial statements of the Company. However, it is possible that an adverse outcome from such proceedings could exceed the amounts accrued in any particular reporting period.

NOTE M - REVENUE

Significant Accounting Policies and Nature of Services

Senior Living Communities, LLC operates nine continuing care retirement communities (CCRCs) throughout five states through its subsidiaries. Evergreen Woods Retirement, LLC operates in Connecticut. Homestead Hill Retirement, LP and Ridgecrest Retirement, LLC operate in North Carolina. BrightWater Retirement, LLC; Cascades Retirement, LLC and Cascades Nursing, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC operate in South Carolina. Marsh’s Edge, LLC operates in Georgia. Osprey Village at Amelia Island, Ltd. operates in Florida.

The Company derives all of its revenues from providing an array of services to residents over the period of their residency in the communities. Such services include residential, social, wellness, dining, housekeeping and healthcare in accordance with occupancy agreements which specify the obligations of the CCRC to the resident. Each of the communities offers a continuum of level of care units available for residents to reside: independent living, assisted living, memory care, and skilled nursing. Evergreen Woods Retirement, LLC and Ridgecrest Retirement, LLC do not offer memory care. Ridgecrest Retirement, LLC and Osprey Village at Amelia Island, Ltd. do not offer skilled nursing.

Across the nine communities it operates, the Company offers the following contract types: Type B - Modified Contracts, which require an entrance fee upon moving into the community and which include some health services in the initial monthly fee, and market rates are charged for services that exceed those included in the initial fee; Type C - Fee-for-Service Contracts, which also require an entrance fee upon moving into the community and market rates are paid for health care services on an “as needed” basis; and Type D - Rental Agreements where no entrance fee is paid but access to services is on an “as needed” basis.

As described in Note J, the Company offers various forms of contracts (occupancy agreements) with independent living residents which require an entrance fee to be paid upon moving into its communities. The nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE M - REVENUE (Continued)

When a resident signs a “90% Minimum Refund Plan,” a “60% Minimum Refund Plan,” or an “Endowment Plan” occupancy agreement, the Company charges the resident a monthly service fee for services provided to these residents at the billing rates that the Company establishes from time to time. This service fee is charged for the programs and services provided by the community, including emergency call and fire alarm system monitoring, cable, utilities, daily meal services, weekly housekeeping services, pest control, grounds keeping, social and wellness programming, parking, and priority admission status to healthcare units. Healthcare services are not included.

When a resident signs a “90% Refund Traditional Plan,” a “70% Refund Traditional Plan,” or a “Tailored Plan” occupancy agreement with Evergreen Woods Retirement, LLC, the monthly service fee charged to the resident includes the same services as the other plans plus nursing care in the Health Center for ninety (90) cumulative days without relinquishing their independent living residence. Charges for nursing care beyond the ninety days are dependent upon relinquishing the independent living residence. Therapy, pharmaceutical and medical supplies, personal laundry, and equipment rental during the healthcare stay are not included, and additional charges at current market rates would be charged for these.

For all Type D contracts, a nominal, nonrefundable community fee is charged to the resident upon entrance into the community and separate service fees are charged monthly. There is no refund due to a resident upon moving out. This contract type is currently offered at the communities operated by Ridgecrest Retirement, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC. Under these contracts, a monthly service fee is charged for use of the premises and for the programs and services offered by the community.

For all Healthcare Rental Agreements, which are with residents who move into assisted living, memory care, or skilled nursing, a monthly service fee is charged for use of the premises and for the programs, services, and healthcare provided by the community, including direct care, emergency call and fire alarm system monitoring, cable, utilities, daily meal services, housekeeping services, grounds keeping, social and wellness programming, and local transportation.

The occupancy fee paid by residents gives the resident initial right to the premises and access to additional goods or services though the monthly service fee. At those communities where Type B, Type C and Type D contracts are offered, monthly service fees charged to residents under Type B or Type C contracts are lower than those associated with Type D contracts. For Type B and Type C contracts, the fee associated with the occupancy agreement is higher on units with a higher percentage refund. The nonrefundable portion of the occupancy fee for these contracts is effectively an advance payment on those future services provided by the monthly service fees. As such, a portion should be recognized to revenue as those services are provided. For Type D contracts and Healthcare Rental Agreements, the resident receives the services at a standalone selling price for the service.

Monthly services fees are a component of revenue associated with the contracts with residents. The Company recognizes revenue from monthly services fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Revenue is recognized at the billing rates that the Company establishes from time to time or at the rates established by Medicare for providing services to residents whose costs of care are to be reimbursed under the various programs Medicare administers. Ancillary Income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed.

The nonrefundable portion of the occupancy fees paid represents contract revenues to be recognized over the expected length of time a resident is expected to live in the community’s independent living. The Company recognizes revenue by amortizing a portion of the nonrefundable entrance fee paid in advance for services to be provided over the residents’ expected period of residency. The nonrefundable portion is recorded as deferred revenue and is adjusted as it becomes nonrefundable under the terms of the occupancy agreements. This revenue is earned over a period of five years from the resident’s move-in date, which approximates the average residency of the residents in independent living across Senior Living Communities, LLC.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE M - REVENUE (Continued)

Disaggregation of Revenue

All revenue is earned as services are provided over time.

	2018	2017	2016
Service Fees:
Independent Living	$58,401,304	$54,403,808	$42,624,974
Assisted Living	18,298,647	19,035,772	17,505,682
Memory Care	6,895,461	8,037,573	8,036,634
Skilled Nursing	29,613,110	29,784,638	25,586,083
Other	467,258	468,341	—
Total Service Fees	113,675,780	111,730,132	93,753,373
Nonrefundable Occupancy Fees Earned	14,910,424	13,006,419	10,981,394
Ancillary Income	1,420,991	1,389,094	1,278,555
Total Revenues	$130,007,195	$126,125,645	$106,013,322

Contract Balances

Invoices are sent to residents on the 20th of the month for the following month’s monthly service fee and for the prior month’s ancillary services that were provided. Medicare is billed in arrears. Amounts due from residents for the prior month’s ancillary services, any unpaid monthly service fees for which services have been provided, and the amounts due from Medicare are included in Accounts Receivable in the accompanying Consolidated Balance Sheets. The Company also records an Allowance for Doubtful Accounts based on its analysis of collectability as the receivables age. The Company records Deferred Commissions for costs related to occupancy agreements that require occupancy fees to be paid in advance by residents who move into independent living.

The Company records a liability for amounts paid in advance by residents for monthly services as well as for refundable occupancy fees and nonrefundable occupancy fees received in advance. Refundable occupancy fees represents amounts due to residents as of December 31 if the resident were to move out of the community. Deferred revenues represents the portion of the occupancy fees received from residents in advance that is nonrefundable as of December 31 that represents advanced payments for services to be provided over the full duration of their residency.

The following table provides information about contract assets and contract liabilities related to occupancy agreements with residents at December 31:

	2018	2017
Contract Assets:
Receivables, which are included in Accounts Receivable, Net	$2,628,958	$2,838,067
Deferred Commissions, Net	6,514,213	—
Contract Liabilities:
Monthly Service Fees Received in Advance	1,144,434	1,796,195
Resident Deposits	608,335	756,463
Deposits on Occupancy Agreements	3,636,146	6,298,766
Refundable Occupancy Fees due currently,
which are included in Accrued Expenses	4,164,610	3,258,995
Refundable Occupancy Fees not currently due	295,491,389	284,686,396
Deferred Revenue, Current Portion	10,799,765	10,574,089
Deferred Revenue expected to be recognized subsequent to December 31 of the following year	7,673,799	6,991,571

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE M - REVENUE (Continued)

Significant changes in the contract assets during the year ended December 31 are as follows:

	2018	2017
Contract Assets:
Receivables:
Increase (decrease) from revenue billed but not collected	$59,623	$650,371
(Increase) decrease in Allowance for Doubtful Accounts	(295,925)	66,046
Deferred Commissions
Increase for commissions capitalized	9,396,849	—
Decrease for amortization and other write-offs	(2,882,636)	—

Significant changes in the contract liabilities during the year ended December 31 are as follows:

	2018	2017
Contract Liabilities:
Increase (decrease) in cash received, excluding amounts recognized
as revenue during the year	($799,899)	($734,182)
Increase for Occupancy Fees received from independent
living residents less amounts recognized as revenue during the year	51,965,273	61,436,460

Decrease for Occupancy Fees refunded to former independent
living residents	(28,004,172)	(27,052,046)

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or are partially unsatisfied at the end of the reporting period for the nonrefundable portion of occupancy fees paid in advance under Type B and Type C contracts:

Year Ending
December 31	Amount
2019	$12,508,204
2020	10,340,918
2021	7,791,774
2022	4,810,771
2023	1,330,940
Total	$36,782,607

The Company applies the practical expedient permitted in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company applies the transition practical expedient in paragraph 606-10-65-1(f)(3) and does not disclose the amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue for the year ended December 31, 2017.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE N - OPERATING LEASES

The master lease agreement as modified by the First Amendment to Master Lease and Second Amendment to Lease dated August 24, 2018, between Senior Living Communities, LLC and its subsidiaries and National Health Investors, Inc. is set to expire on December 31, 2029. It includes an option to renew for two additional five-year terms. The following is a consolidated schedule of future minimum base rental payments for the facilities over the next five years and in total:

Year Ending
December 31	Amount
2019	$41,996,808
2020	43,258,712
2021	44,554,413
2022	45,891,047
2023	47,267,777
Thereafter	314,889,783
Total	$537,858,540

Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years. The following is a consolidated schedule of future minimum base rental payments under these leases over the next five years and in total:

Year Ending
December 31	Amount
2019	$41,112
2020	—
2021	—
2022	—
2023	—
Thereafter	—
Total	$41,112

NOTE O - 401(k) PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution to the plan is discretionary. Currently, the Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2018, 2017, and 2016 are $266,657; $250,395 and $214,751, respectively.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE P - RELATED PARTY TRANSACTIONS

The Company participated in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control. These entities include the following:

Related Party	How Related
Donald O. Thompson, Jr. and
Brenda U. Thompson	Senior Living Communities, LLC members

David Jackson, Jr.	Senior Living Communities, LLC member through December 31, 2014

Maxwell Group, Inc.	Owned and controlled by Donald O. Thompson, Jr.

Live Long Well Care, LLC	David Jackson, Jr. LLC member through December 31, 2014
Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Charlotte Assisted Living, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Stratford Retirement, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Wellmore, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

WDI Parent, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Wellmore of Tega Cay, LLC	Subsidiary of Wellmore, LLC

Wellmore of Lexington, LLC	Subsidiary of Wellmore, LLC

Wellmore of Daniel Island, LLC	Subsidiary of WDI Parent, LLC

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. In its capacity as the parent company, Senior Living Communities, LLC pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. It also receives the cash advances from the landlord’s construction loans and makes the payments against the construction line of credit. The subsidiaries also engage in certain intercompany advances and expense allocations.

Stratford Retirement, LLC; Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC and Wellmore of Tega Cay, LLC also share certain expenses with Senior Living Communities, LLC throughout the year.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising and creative services throughout the year.

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain expenses throughout the year.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE P - RELATED PARTY TRANSACTIONS (Continued)

Transactions and outstanding balances with LLC members during the years ended December 31, 2018, 2017 and 2016 included the following:

	2018	2017	2016
Interest paid to Mr. and Mrs. Thompson	$—	$30,080	$54,000

Note principal payments paid to Mr. and Mrs. Thompson	—	3,995,000	—

Notes payable at December 31 to Mr. and Mrs. Thompson	—	—	3,995,000

Transactions and outstanding balances with other related parties during the years ended December 31, 2018, 2017 and 2016 included the following:

	2018	2017	2016
Long-term portion of distribution payable at December 31
to Mr. Jackson, due upon refund of Lease Deposit	$333,333,333	$3,333,333	$3.333.333

Note payable to Maxwell Group, Inc.	675,000	675,000	—

Interest on note payable to Maxwell Group, Inc.	30,045	16,643	—

Management fees paid to Maxwell Group, Inc.	11,108,128	10,318,307	9,125,187

Reimbursements of labor and shared expenses received from
Live Long Well Care, LLC	4,184,952	3,655,637	3,497,818

Reimbursement of shared expenses received from
Stratford Retirement, LLC	1,480,453	1,327,028	1,149,108

Reimbursement of shared expenses received from
Wellmore of Daniel Island, LLC	1,968,767	1,232,681	110,362

Reimbursement of shared expenses received from
Wellmore of Lexington, LLC	1,686,244	2,262,492	835,499

Reimbursement of shared expenses received from
Wellmore of Tega Cay, LLC	1,565,475	1,657,090	682,753

The following amounts were loaned to and repaid by various related parties within the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Loan to the Company by Maxwell Group, Inc.	$58,120	$240,496	$1,000,000

Loan by the Company to Wellmore of Daniel Island, LLC	319,444	618,615	200,000

Loan by the Company to Wellmore of Lexington, LLC	—	135,900	257,548

Loan by the Company to Charlotte Assisted Living, LLC	102,279	—	—

Loan by the Company to Stratford Retirement, LLC	—	66,526	—

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2018 and 2017

NOTE Q - EVERGREEN WOODS RETIREMENT, LLC

Evergreen Woods Retirement, LLC, a subsidiary of Senior Living Communities, LLC, was organized under the laws of Connecticut on July 27, 2016. On November 8, 2016, Evergreen Woods Retirement, LLC entered into an asset purchase agreement with Shoreline Lifecare, LLC to purchase substantially all of the assets of a continuing care retirement community known as Evergreen Woods Retirement, located in North Branford, Connecticut. Evergreen Woods Retirement, LLC also acquired certain accounts receivable, all inventories of the seller, all licensing that could be transferred, and specific deposits and prepaid expenses that existed as of the closing date. These assets totaled $576,346. Evergreen Woods Retirement, LLC also accepted responsibility for certain accounts payable and other accrued expenses, refundable occupancy fees and occupancy fee deposits that existed as of the closing date. Total liabilities assumed were $55,689,763. Cash paid by the Company was $976,023. At December 31, 2016, goodwill from this transaction was approximately $56,089,440.

Evergreen Woods Retirement, LLC is the Company’s first community to be located in Connecticut.

NOTE R - SUBSEQUENT EVENTS

The Company evaluated transactions occurring after December 31, 2018 in accordance with ASC 855 - Subsequent Events through February 14, 2019, which is the date the financial statements were available for issuance. Based on this evaluation, no disclosures or adjustments were made to the financial statements.